Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces
Third Quarter 2007 Results

BOSTON, Massachusetts, August 14, 2007 — National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the third quarter ended June 30, 2007.

On June 29, 2006, management and Vestar Capital Partners V, L.P. acquired the Company (the “Merger”).  The Merger was accounted for as a purchase under SFAS 141, Business Combinations.  The term “successor” refers to the Company following the acquisition and related transactions on June 29, 2006, and the term “predecessor” refers to the Company prior to these transactions.

Third Quarter Results

Revenues for the quarter ended June 30, 2007 were $229.1 million, an increase of $24.5 million, or 12.0%, compared to revenues for the period from April 1, 2006 through June 29, 2006.  Approximately $15.1 million of the revenue increase was related to several acquisitions that closed during the last two quarters of fiscal 2006 and the first three quarters of fiscal 2007.  Excluding the revenue growth from these acquisitions, revenues increased $9.4 million, or 4.6%.  Approximately $6.1 million of this increase was due to census and rate increases in our existing programs.  The remaining increase of $3.3 million was due to revenues derived from new programs that began operations during the last two quarters of fiscal 2006 and the first three quarters of fiscal 2007.

Income from operations for the quarter ended June 30, 2007 was $11.6 million, an increase of $31.0 million compared to loss from operations for the period from April 1, 2006 through June 29, 2006.  The operating margin was 5.1% for the quarter ended June 30, 2007, an increase from (9.5)% for the period from April 1, 2006 through June 29, 2006.  The increase in operating margin is primarily due to one-time costs in the predecessor period associated with the Merger, consisting of $26.9 million expense related to the payment for stock options outstanding at the time of the Merger, and $8.5 million in professional fees.

Net loss for the quarter ended June 30, 2007 was $0.05 million compared to net loss of $39.2 million for the period from April 1, 2006 through June 29, 2006.   The change in net loss is primarily due to one-time costs in the predecessor period associated with the Merger, as described above. In addition, interest expense decreased $24.4 million in the quarter ended June 30, 2007 compared to the period from April 1, 2006 through June 29, 2006.  The decrease in interest expense is primarily due to the predecessor Company recording interest expense as of June 29, 2006 of $22.5 million related to the premium and expenses paid in connection with the tender offer for its outstanding 9 5/8% senior subordinated notes due 2012 (the “old notes”) as part of the transactions.

Adjusted EBITDA(1) for the quarter ended June 30, 2007 was $25.1 million, an increase of $2.2 million, or 9.8%, over Adjusted EBITDA for the period from April 1, 2006 through June 29, 2006.

(1)             Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  A reconciliation of Adjusted EBITDA to net income is provided on page 4.

Year-to-Date Results

Revenues for the nine months ended June 30, 2007 were $676.6 million, an increase of $96.3 million, or 16.6%, compared to revenues for the period from October 1, 2005 through June 29, 2006.  Approximately $60.0 million of this increase relates to acquisitions that closed during fiscal 2006 and the first three quarters of fiscal 2007. Excluding the revenue growth from these acquisitions, revenues increased $36.3 million, or 6.2%, from the period from October 1, 2005 through June 29, 2006. Approximately $26.6 million of this increase was due to census and rate increases in our existing programs. The remaining increase of $9.7 million was derived from new programs that began operations during fiscal 2006 and the first three quarters of fiscal 2007.

Income from operations for the nine months ended June 30, 2007 was $38.9 million, an increase of $30.6 million compared to income from operations for the period from October 1, 2005 through June 29, 2006.  The operating margin was 5.7% for the nine months ended June 30, 2007, an increase from 1.4% for the period from October 1, 2005 through June 29, 2006.  The increase in operating margin is primarily due to one-time costs in the predecessor period associated with the Merger, consisting of $26.9 million expense related to the payment for stock options outstanding at the time of the Merger, and $9.1 million in professional fees.

Net income for the nine months ended June 30, 2007 was $0.4 million compared to net loss of $31.8 million for the period from October 1, 2005 through June 29, 2006.   The increase in net income is primarily due to one-time costs in the predecessor period associated with the Merger, as described above.  In addition, interest expense decreased $13.9 million for the nine months ended June 30, 2007 compared to the period from October 1, 2005 through June 29, 2006.  The decrease in interest expense is primarily due to the predecessor Company recording interest expense as of June 29, 2006 of $22.5 million related to the premium and expenses paid in connection with the tender offer for the old notes as part of the transactions.

Adjusted EBITDA for the nine months ended June 30, 2007 was $77.3 million, an increase of $14.7 million, or 23.4%, over Adjusted EBITDA for the period from October 1, 2005 through June 29, 2006.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families, and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 36 states.

* * * * * * * * * * *

From time to time, we may make forward-looking statements in our public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

Selected Financial Highlights
($ in thousands)
(Unaudited)

	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Statement of Operations Data:	Three Months Ended June 30, 2007	Period from April 1 through June 29, 2006	Nine Months Ended June 30, 2007	Period from October 1 through June 29, 2006

Net revenues	$229,086	$204,551	$676,623	$580,356
Cost of revenues	173,176	154,871	509,985	439,878
Gross profit	55,910	49,680	166,638	140,478

General and administrative expenses	31,317	27,146	90,278	78,608
Depreciation and amortization	12,953	6,460	37,493	17,539
Stock option settlement	—	26,880	—	26,880
Transaction costs	—	8,537	—	9,136
Income (loss) from operations	11,640	(19,343)	38,867	8,315
Management fee of related party	(234)	(63)	(672)	(198)
Other expense, net	(79)	(119)	(399)	(177)
Interest income	241	197	776	646
Interest expense	(12,330)	(36,755)	(37,803)	(51,719)
(Loss) income before provision for income taxes	(762)	(56,083)	769	(43,133)
(Benefit) provision for income taxes	(717)	(16,838)	381	(11,347)
Net (loss) income	$(45)	$(39,245)	$388	$(31,786)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended June 30, 2007	Period from April 1 through June 29, 2006	Nine Months Ended June 30, 2007	Period from October 1 through June 29, 2006
Additional financial data:
Program rent expense(2)	$5,500	$4,651	$15,995	$12,816
Adjusted EBITDA(3)	$25,129	$22,882	$77,256	$62,599

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(Unaudited)

	Successor	Predecessor	Successor	Predecessor
Reconciliation from Net Income (Loss) to Adjusted EBITDA:	Three Months Ended June 30, 2007	Period from April 1 through June 29, 2006	Nine Months Ended June 30, 2007	Period from October 1 through June 29, 2006
Net (loss) income	$(45)	$(39,245)	$388	$(31,786)
(Benefit) provision for income taxes	(717)	(16,838)	381	(11,347)
Interest income	(241)	(197)	(776)	(646)
Interest expense	12,330	36,755	37,803	51,719
Depreciation and amortization	12,953	6,460	37,493	17,539
Management fee of related party(4)	234	63	672	198
Loss on disposal of property and equipment	336	95	737	192
Transaction costs	—	8,537	—	9,136
Stock option settlement	—	26,880	—	26,880
Additional audit fees	—	131	—	131
Stock-based compensation(5)	279	241	558	583
Adjusted EBITDA(3)	$25,129	$22,882	$77,256	$62,599

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  A reconciliation of net income to Adjusted EBITDA is presented in the table above. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or U.S. GAAP.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)

	As of
	June 30, 2007 (Successor)	September 30, 2006 (Successor)
	(Unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$30,880	$29,015
Working capital(6)	55,426	55,423
Total assets	1,004,999	1,000,665
Total debt (7)	517,275	521,141
Shareholders’ equity	250,957	248,868

	Successor	Predecessor
	Nine Months Ended June 30, 2007	Period from October 1 through June 29, 2006
Other Financial Data (Unaudited):
Cash flows provided by (used in):
Operating activities	$40,858	$37,710
Investing activities	(33,433)	(39,848)
Financing activities	(5,560)	(13,022)

Purchases of property and equipment	$9,787	$9,976
Cash paid for acquisitions, net of cash received	$24,819	$30,400

(2)             Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)             Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization and certain non-operating and one-time expenses.

(4)             Represents management fees paid to Vestar for the three and nine months ended June 30, 2007, and to Madison Dearborn for the period from April 1, 2006 through June 29, 2006 and the period from October 1, 2005 through June 29, 2006.

(5)             Represents non-cash stock-based compensation.

(6)             Working capital is calculated by subtracting current liabilities from current assets.

(7)             Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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